Exhibit 99.1

Valpey Fisher Corporation Reports First Quarter Profit

HOPKINTON, Mass.--(BUSINESS WIRE)--May 6, 2010--Valpey Fisher Corporation (NASDAQ: VPF), a leader in low-noise timing solutions, today reported results for the first quarter ended April 4, 2010.

For the first quarter of 2010, the Company reported an operating profit of $182,000 and net earnings of $95,000 or $.02 per share on sales of $3,567,000, compared to an operating loss of $54,000 and a net loss of $16,000 on sales of $2,582,000 for the same period last year.

Michael Ferrantino Jr., the Company’s President and Chief Executive Officer, commented, “We are pleased to report 2010 first quarter results that include a 38% increase in revenue and a 63% increase in gross profit over the same period of 2009. The $236,000 increase in operating profit is after the negative impact of our $204,000 investment in marketing and development expenses incurred by our Microwave Product line that was formed in the 4th quarter of 2009. New customer orders were up $1,291,000 or 52% from the first quarter of last year. Our backlog amounts to $2,218,000 at April 4, 2010 compared to $2,023,000 at December 31, 2009 and $1,601,000 at the end of the first quarter of 2009.”

“During the first quarter we saw sales increases across all of our product lines and we are gaining significant market acceptance of our Synchronous Ethernet product offering registering several design wins at major telecommunication OEMs. We have also begun sampling the first products from our Microwave Product Line,” added Ferrantino.

About Valpey Fisher:

Valpey Fisher is a pioneer in the design of high-accuracy subsystems used in digital and optical telecommunications systems in use throughout the world for digital, voice, data and military communications. The Company’s products enable communications systems vendors to increase network data capacity and improve voice and video quality. Valpey Fisher manufactures precision low-noise timing modules used in Point-to-Point Radio, Satellite, Base Station, Test & Measurement, Microwave Communications and Synthesizers. The Company’s major OEM customers include Alcatel-Lucent, Blade Networks, Juniper Networks, Harris, Raytheon, BAE Systems and Broadcom Corporation.

Forward Looking Statements

Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as “expects”, “believes”, “estimates”, “plans” or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, but not limited to: our results for 2010 may be negatively impacted by the current global economic conditions and uncertainties; our ability to develop, market and manufacture new innovative products competitively; the fluctuations in product demand of the telecommunications industry, our ability, including that of our suppliers to produce and deliver materials and products competitively; a significant portion of our revenues is derived from sales to a few customers and the loss of one or more of our significant customers could have an adverse impact on our operating results and financial condition; a significant portion of our revenue is derived from products manufactured by one supplier and a significant change in the supplier’s manufacturing capability or in our relationship with this supplier could have an adverse impact on our operating results and financial condition; our operating results and financial condition could be negatively affected if after receiving design wins from OEMs, which in turn outsource the manufacture of their products to electronics manufacturing services ("EMS") companies, we fail to negotiate terms and successfully obtain orders from the EMS companies directly; and compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)	Quarter Ended
	4/4/10	3/29/09

Net sales	$3,567	$2,582
Cost of sales	2,186	1,733
Gross profit	1,381	849

Selling and advertising expenses	513	412
General and administrative expenses	358	344
Research and development expenses	328	147
	1,199	903
Operating profit (loss)	182	(54)
Interest income	4	10
Earnings (loss) before income taxes	186	(44)
Income tax (expense) benefit	(91)	28
Net earnings (loss)	$95	$(16)
Basic and diluted earnings (loss) per share	$0.02	$-

Basic weighted average shares	4,298	4,298
Diluted weighted average shares	4,343	4,298

Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
	(Unaudited)	(Audited)
	4/4/10	12/31/09
ASSETS
Current assets:
Cash and cash equivalents	$3,793	$4,053
Receivables, net	2,115	1,744
Inventories, net	1,391	1,105
Deferred income taxes and other current assets	951	959
Total current assets	8,250	7,861
Property, plant and equipment, at cost	11,785	11,613
Less accumulated depreciation	10,244	10,127
	1,541	1,486
Other assets	211	202
Total assets	$10,002	$9,549
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,157	$1,810
Deferred income taxes	171	175
Stockholders' equity	7,674	7,564
Total liabilities and stockholders' equity	$10,002	$9,549

CONTACT:
Valpey Fisher Corporation
Michael J. Kroll, 508-435-6831 X600
Vice President, Treasurer and CFO